Exhibit 21.1

LIST OF SUBSIDIARIES OF REGISTRANT

Picometrix, LLC, a Delaware limited liability company solely owned by Advanced Photonix, Inc.

Silicon Sensors, Inc., a Delaware corporation solely owned by Advanced Photonix, Inc.

Advanced Photonix Canada, Inc., a Canadian corporation solely owned by Advanced Photonix, Inc.

81